Exhibit 16.1

August 11, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K of Imperalis Holding Corp. and are in agreement with the statements contained therein as much as they relate to our firm. We have no basis to agree or disagree with any other statement of the registrant contained therein.

Very truly yours,

/s/Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah